Cathay General Bancorp Announces Second Quarter 2017 Results

LOS ANGELES, July 19, 2017 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank, today announced net income of $51.4 million, or $0.64 per share, for the second quarter of 2017.

FINANCIAL PERFORMANCE

	Three months ended
	June 30, 2017	March 31, 2017	June 30, 2016
Net income	$51.4 million	$48.9 million	$34.8 million
Basic earnings per common share	$0.64	$0.61	$0.44
Diluted earnings per common share	$0.64	$0.61	$0.44
Return on average assets	1.48%	1.42%	1.07%
Return on average total stockholders' equity	10.96%	10.73%	8.00%
Efficiency ratio	45.88%	43.66%	62.15%

SECOND QUARTER HIGHLIGHTS

  Diluted earnings per share increased 46% to $0.64 per share for the second quarter of 2017 compared to $0.44 per share for the same quarter a year ago.
  Total loans increased $206 million, or 7% annualized, to $11.6 billion for the quarter.

"For the second quarter of 2017, our total loans increased $206 million or 7% annualized to $11.6 billion, despite a large number of commercial real estate loan payoffs. Also, our net interest margin increased to 3.63% during the second quarter compared to 3.49% in the first quarter of 2017 as a result of higher interest rates," commented Pin Tai, Chief Executive Officer and President of the Company.

"We are pleased to complete the acquisition of SinoPac Bancorp, the parent of Far East National Bank. Subsequent to the acquisition, on July 17, 2017, SinoPac Bancorp merged with and into Cathay General Bancorp. Far East National Bank will continue as a direct subsidiary of Cathay General Bancorp and operate independent of Cathay Bank until further regulatory approval is obtained to merge Far East National Bank into Cathay Bank," added Dunson Cheng, Executive Chairman of the Board of the Company.

SECOND QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended June 30, 2017, was $51.4 million, an increase of $16.6 million, or 47.6%, compared to net income of $34.8 million for the same quarter a year ago. Diluted earnings per share for the quarter ended June 30, 2017, was $0.64 compared to $0.44 for the same quarter a year ago.

Return on average stockholders' equity was 10.96% and return on average assets was 1.48% for the quarter ended June 30, 2017, compared to a return on average stockholders' equity of 8.00% and a return on average assets of 1.07% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $15.6 million, or 15.3%, to $117.4 million during the second quarter of 2017 compared to $101.8 million during the same quarter a year ago. The increase was due primarily to an increase in interest income from loans and a decrease in interest expense from securities sold under agreements to repurchase.

The net interest margin was 3.63% for the second quarter of 2017 compared to 3.38% for the second quarter of 2016 and 3.49% for the first quarter of 2017.

For the second quarter of 2017, the yield on average interest-earning assets was 4.19%, the cost of funds on average interest-bearing liabilities was 0.78%, and the cost of interest-bearing deposits was 0.68%. In comparison, for the second quarter of 2016, the yield on average interest-earning assets was 4.05%, the cost of funds on average interest-bearing liabilities was 0.89%, and the cost of average interest-bearing deposits was 0.70%. The increase in the yield on average interest earning assets was a result of higher interest rates, interest income collected from nonaccrual loans and loan prepayment penalties. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.41% for the quarter ended June 30, 2017, compared to 3.16% for the same quarter a year ago.

Provision/(reversal) for credit losses

The provision for credit losses was zero for the second quarter of 2017 compared to a reversal of $5.2 million for the second quarter of 2016. The provision/(reversal) for credit losses was based on a review of the appropriateness of the allowance for loan losses at June 30, 2017. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended			Six months ended June 30,
	June 30, 2017	March 31, 2017	June 30, 2016	2017	2016
	(In thousands)
Charge-offs:
Commercial loans	$ 526	$ 1,204	$ 6,688	$ 1,730	$ 8,757
Real estate loans (1)	-	555	945	555	1,204
Total charge-offs	526	1,759	7,633	2,285	9,961
Recoveries:
Commercial loans	335	491	727	826	1,714
Construction loans	47	49	47	96	7,323
Real estate loans(1)	410	296	405	706	560
Total recoveries	792	836	1,179	1,628	9,597
Net (recoveries)/charge-offs	$ (266)	$ 923	$ 6,454	$ 657	$ 364

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $6.2 million for the second quarter of 2017, a decrease of $2.9 million, or 32.1%, compared to $9.1 million for the second quarter of 2016, primarily because of securities gains of $1.7 million recorded in the second quarter of 2016.

Non-interest expense

Non-interest expense decreased $12.2 million, or 17.7%, to $56.7 million in the second quarter of 2017 compared to $68.9 million in the same quarter a year ago. For the second quarter of 2017, amortization of investments in affordable housing and alternative energy partnerships decreased $21.2 million, which was offset by a $4.6 million increase in salary and employee benefit expenses and a $2.8 million increase in other operating expense when compared to the same quarter a year ago. The efficiency ratio was 45.9% in the second quarter of 2017 compared to 62.2% for the same quarter a year ago.

Income taxes

The effective tax rate for the second quarter of 2017 was 23.1% compared to 26.1% for the second quarter of 2016. The effective tax rate includes the impact of low income housing tax credits and an alternative energy tax credit investment made in the second quarter. Income tax expense for the first quarter of 2017 was also reduced by $2.6 million in benefits from the distribution of restricted stock units and exercises of stock options.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $11.6 billion at June 30, 2017, an increase of $370 million, or 3.3%, from $11.2 billion at December 31, 2016. The increase was primarily due to increases of $312.0 million, or 12.8%, in residential mortgage loans, and $98.5 million, or 1.7%, in commercial mortgage loans partially offset by decreases of $32.2 million, or 1.4%, in commercial loans. The loan balances and composition at June 30, 2017, compared to December 31, 2016, and to June 30, 2016, are presented below:

	June 30, 2017	December 31, 2016	June 30, 2016
	(In thousands)
Commercial loans	$ 2,215,960	$ 2,248,187	$ 2,188,047
Residential mortgage loans	2,756,055	2,444,048	2,146,895
Commercial mortgage loans	5,883,770	5,785,248	5,531,186
Equity lines	162,153	171,711	171,972
Real estate construction loans	547,737	548,088	481,820
Installment & other loans	5,557	3,993	3,180

Gross loans	$ 11,571,232	$ 11,201,275	$ 10,523,100

Allowance for loan losses	(115,809)	(118,966)	(122,948)
Unamortized deferred loan fees	(3,788)	(4,994)	(6,679)

Total loans, net	$ 11,451,635	$ 11,077,315	$ 10,393,473
Loans held for sale	$ -	$ 7,500	$ 2,925

Total deposits were $11.5 billion at June 30, 2017, a decrease of $211 million, or 1.8%, from $11.7 billion at December 31, 2016, and an increase of $1.0 billion, or 9.5%, from $10.5 billion at June 30, 2016. The deposit balances and composition at June 30, 2017, compared to December 31, 2016, and to June 30, 2016, are presented below:

	June 30, 2017	December 31, 2016	June 30, 2016
	(In thousands)
Non-interest-bearing demand deposits	$ 2,436,820	$ 2,478,107	$ 2,188,072
NOW deposits	1,273,066	1,230,445	1,018,388
Money market deposits	2,267,392	2,198,938	2,066,349
Savings deposits	884,238	719,949	620,094
Time deposits	4,601,801	5,047,287	4,578,200
Total deposits	$ 11,463,317	$ 11,674,726	$ 10,471,103

ASSET QUALITY REVIEW

At June 30, 2017, total non-accrual loans were $64.0 million, an increase of $14.3 million, or 28.9%, resulting from several construction and commercial real estate loans placed on nonaccrual, from $49.7 million at December 31, 2016, and an increase of $10.9 million, or 20.5%, from $53.1 million at June 30, 2016.

The allowance for loan losses was $115.8 million and the allowance for off-balance sheet unfunded credit commitments was $4.5 million at June 30, 2017, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The $115.8 million allowance for loan losses at June 30, 2017, decreased $3.2 million, or 2.7%, from $119.0 million at December 31, 2016. The allowance for loan losses represented 1.00% of period-end gross loans, excluding loans held for sale, and 179.4% of non-performing loans at June 30, 2017. The comparable ratios were 1.06% of period-end gross loans, excluding loans held for sale, and 239.5% of non-performing loans at December 31, 2016. The changes in non-performing assets and troubled debt restructurings at June 30, 2017, compared to December 31, 2016, and to June 30, 2016, are highlighted below:

(Dollars in thousands)	June 30, 2017	December 31, 2016	% Change	June 30, 2016	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 495	$ -	100	$ -	100
Non-accrual loans:
Construction loans	16,585	5,458	204	6,081	173
Commercial mortgage loans	27,448	20,078	37	30,725	(11)
Commercial loans	13,064	15,710	(17)	8,251	58
Residential mortgage loans	6,947	8,436	(18)	8,081	(14)
Total non-accrual loans:	$ 64,044	$ 49,682	29	$ 53,138	21
Total non-performing loans	64,539	49,682	30	53,138	21
Other real estate owned	19,230	20,070	(4)	26,417	(27)
Total non-performing assets	$ 83,769	$ 69,752	20	$ 79,555	5
Accruing troubled debt restructurings (TDRs)	$ 79,819	$ 65,393	22	$ 74,708	7
Non-accrual loans held for sale	$ -	$ 7,500	(100)	$ 2,925	(100)

Allowance for loan losses	$ 115,809	$ 118,966	(3)	$ 122,948	(6)

Total gross loans outstanding, at period-end (1)	$ 11,571,232	$ 11,201,275	3	$ 10,523,100	10

Allowance for loan losses to non-performing loans, at period-end (2)	179.44%	239.45%		231.37%
Allowance for loan losses to gross loans, at period-end (1)	1.00%	1.06%		1.17%

(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 0.6% at June 30, 2017, compared to 0.5% at December 31, 2016. Total non-performing assets increased $14.0 million, or 20.1%, to $83.8 million at June 30, 2017, compared to $69.8 million at December 31, 2016, primarily due to an increase of $14.4 million, or 28.9%, in non-accrual loans offset by a decrease of $840 thousand, or 4.2%, in other real estate owned.

CAPITAL ADEQUACY REVIEW

At June 30, 2017, the Company's common equity Tier 1 capital ratio of 13.26%, Tier 1 risk-based capital ratio of 14.27%, total risk-based capital ratio of 15.35%, and Tier 1 leverage capital ratio of 12.08%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a common equity tier 1 capital ratio equal to or greater than 6.5%, a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2016, the Company's common equity Tier 1 capital ratio was 12.84%, Tier 1 risk-based capital ratio was 13.85%, total risk-based capital ratio was 14.97%, and Tier 1 leverage capital ratio was 11.57%.

YEAR-TO-DATE REVIEW

Net income for the six months ended June 30, 2017, was $100.4 million, an increase of $19.4 million, or 23.9%, compared to net income of $81.0 million for the same period a year ago. Diluted earnings per share was $1.25 compared to $1.01 per share for the same period a year ago. The net interest margin for the six months ended June 30, 2017, was 3.56% compared to 3.40% for the same period a year ago.

Return on average stockholders' equity was 10.84% and return on average assets was 1.45% for the six months ended June 30, 2017, compared to a return on average stockholders' equity of 9.33% and a return on average assets of 1.25% for the same period of 2016. The efficiency ratio for the six months ended June 30, 2017, was 44.79% compared to 54.57% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its second quarter 2017 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 50675285. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank and Far East National Bank, a U.S. federally chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 34 branches in California, 12 branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Taipei and in Shanghai. Cathay Bank's website is found at www.cathaybank.com. Founded in 1974, Far East National Bank offers a wide range of financial services. Far East National Bank operates nine branches in California, and a representative office in Beijing. Far East National Bank's website is found at www.fareastnationalbank.com. Information set forth on such websites are not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ability to realize the anticipated benefits of our acquisitions, including the recent acquisition of SinoPac Bancorp and Far East National Bank; the risk that integration of SinoPac Bancorp's and Far East National Bank's operations with those of the Company and Cathay Bank will be materially delayed or will be more costly or difficult than expected; the diversion of management's attention from ongoing business operations and opportunities; the challenges of integrating and retaining key employees; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2016 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended			Six months ended June 30,
(Dollars in thousands, except per share data)	June 30, 2017	March 31, 2017	June 30, 2016	2017	2016

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 117,352	$ 112,114	$ 101,776	$229,466	$ 204,144
Reversal for credit losses	-	(2,500)	(5,150)	(2,500)	(15,650)
Net interest income after reversal for credit losses	117,352	114,614	106,926	231,966	219,794
Non-interest income	6,152	6,718	9,057	12,870	16,598
Non-interest expense	56,658	51,886	68,879	108,544	120,450
Income before income tax expense	66,846	69,446	47,104	136,292	115,942
Income tax expense	15,431	20,505	12,273	35,936	34,948
Net income	$ 51,415	$ 48,941	$ 34,831	100,356	80,994

Net income per common share
Basic	$ 0.64	$ 0.61	$ 0.44	$ 1.26	$ 1.02
Diluted	$ 0.64	$ 0.61	$ 0.44	$ 1.25	$ 1.01

Cash dividends paid per common share	$ 0.21	$ 0.21	$ 0.18	$ 0.42	$ 0.36

SELECTED RATIOS
Return on average assets	1.48%	1.42%	1.07%	1.45%	1.25%
Return on average total stockholders' equity	10.96%	10.73%	8.00%	10.84%	9.33%
Efficiency ratio	45.88%	43.66%	62.15%	44.79%	54.57%
Dividend payout ratio	32.61%	34.24%	40.75%	33.40%	35.03%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.19%	4.07%	4.05%	4.13%	4.07%
Total interest-bearing liabilities	0.78%	0.80%	0.89%	0.79%	0.89%
Net interest spread	3.41%	3.27%	3.16%	3.34%	3.18%
Net interest margin	3.63%	3.49%	3.38%	3.56%	3.40%

CAPITAL RATIOS	June 30, 2017	December 31, 2016	June 30, 2016
Common Equity Tier 1 capital ratio	13.26%	12.84%	12.73%
Tier 1 risk-based capital ratio	14.27%	13.85%	13.79%
Total risk-based capital ratio	15.35%	14.97%	14.97%
Tier 1 leverage capital ratio	12.08%	11.57%	11.80%
	.

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	June 30, 2017	December 31, 2016	June 30, 2016

Assets
Cash and due from banks	$ 160,517	$ 218,017	$ 229,411
Short-term investments and interest bearing deposits	393,895	967,067	706,927
Securities available-for-sale (amortized cost of $1,366,624 at June 30, 2017, $1,317,012 at December 31, 2016, and $1,227,169 at June 30, 2016)	1,368,351	1,314,345	1,241,904
Loans held for sale	-	7,500	2,925
Loans	11,571,232	11,201,275	10,523,100
Less: Allowance for loan losses	(115,809)	(118,966)	(122,948)
Unamortized deferred loan fees, net	(3,788)	(4,994)	(6,679)
Loans, net	11,451,635	11,077,315	10,393,473
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	19,230	20,070	26,417
Affordable housing investments and alternative energy partnerships, net	288,902	251,077	199,210
Premises and equipment, net	104,131	105,607	107,236
Customers' liability on acceptances	9,897	12,182	26,096
Accrued interest receivable	36,836	37,299	30,941
Goodwill	372,189	372,189	372,189
Other intangible assets, net	2,537	2,949	3,310
Other assets	111,415	117,902	135,888

Total assets	$ 14,336,785	$ 14,520,769	$ 13,493,177

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,436,820	$ 2,478,107	$ 2,188,072
Interest-bearing deposits:
NOW deposits	1,273,066	1,230,445	1,018,388
Money market deposits	2,267,392	2,198,938	2,066,349
Savings deposits	884,238	719,949	620,094
Time deposits	4,601,801	5,047,287	4,578,200
Total deposits	11,463,317	11,674,726	10,471,103

Securities sold under agreements to repurchase	150,000	350,000	400,000
Advances from the Federal Home Loan Bank	475,000	350,000	555,000
Other borrowings for affordable housing investments	17,564	17,662	17,748
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	9,897	12,182	26,096
Other liabilities	204,105	168,524	145,039
Total liabilities	12,439,019	12,692,230	11,734,122
Commitments and contingencies	-	-	-
Stockholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized, 88,072,997 issued and 79,862,354 outstanding at June 30, 2017, 87,820,920 issued and 79,610,277 outstanding at December 31, 2016, and 87,072,749 issued and 78,862,106 outstanding at June 30, 2016	881	878	871
Additional paid-in-capital	895,578	895,480	884,352
Accumulated other comprehensive income/(loss), net	(1,420)	(3,715)	1,142
Retained earnings	1,242,316	1,175,485	1,112,279
Treasury stock, at cost (8,210,643 shares at June 30, 2017, at December 31, 2016, and at June 30, 2016)	(239,589)	(239,589)	(239,589)

Total equity	1,897,766	1,828,539	1,759,055
Total liabilities and equity	$ 14,336,785	$ 14,520,769	$ 13,493,177

Book value per common share	$ 23.64	$ 22.80	$ 22.15
Number of common shares outstanding	79,862,354	79,610,277	78,862,106

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended			Six months ended June 30,
	June 30, 2017	March 31, 2017	June 30, 2016	2017	2016
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 129,836	$ 124,910	$ 115,822	$ 254,746	$ 230,712
Investment securities	4,719	4,406	5,265	9,125	12,124
Federal Home Loan Bank stock	298	412	382	710	729
Deposits with banks	776	1,076	433	1,852	682

Total interest and dividend income	135,629	130,804	121,902	266,433	244,247

INTEREST EXPENSE
Time deposits	10,769	10,982	10,619	21,751	21,476
Other deposits	4,698	4,446	3,931	9,144	7,571
Securities sold under agreements to repurchase	1,065	1,550	3,934	2,615	7,868
Advances from Federal Home Loan Bank	305	288	202	593	308
Long-term debt	1,440	1,424	1,440	2,864	2,880

Total interest expense	18,277	18,690	20,126	36,967	40,103

Net interest income before reversal for credit losses	117,352	112,114	101,776	229,466	204,144
Reversal for credit losses	-	(2,500)	(5,150)	(2,500)	(15,650)

Net interest income after reversal for credit losses	117,352	114,614	106,926	231,966	219,794

NON-INTEREST INCOME
Securities (losses)/gains, net	3	(466)	1,655	(463)	1,449
Letters of credit commissions	1,193	1,123	1,205	2,316	2,486
Depository service fees	1,344	1,508	1,385	2,852	2,708
Other operating income	3,612	4,553	4,812	8,165	9,955

Total non-interest income	6,152	6,718	9,057	12,870	16,598

NON-INTEREST EXPENSE
Salaries and employee benefits	26,145	25,871	21,501	52,016	48,432
Occupancy expense	4,722	4,699	4,484	9,421	8,853
Computer and equipment expense	2,528	2,724	2,443	5,252	5,023
Professional services expense	5,343	4,256	4,614	9,599	8,982
Data processing service expense	2,396	2,532	2,027	4,928	4,277
FDIC and State assessments	2,189	2,520	2,763	4,709	5,352
Marketing expense	1,859	871	1,002	2,730	1,798
Other real estate owned expense	317	61	493	378	788
Amortization of investments in low income housing and alternative energy partnerships	6,224	4,850	27,400	11,074	30,194
Amortization of core deposit intangibles	173	172	173	345	345
Other operating expense	4,762	3,330	1,979	8,092	6,406

Total non-interest expense	56,658	51,886	68,879	108,544	120,450

Income before income tax expense	66,846	69,446	47,104	136,292	115,942
Income tax expense	15,431	20,505	12,273	35,936	34,948
Net income	$ 51,415	$ 48,941	$ 34,831	100,356	80,994

Net income per common share:
Basic	$ 0.64	$ 0.61	$ 0.44	$ 1.26	$ 1.02
Diluted	$ 0.64	$ 0.61	$ 0.44	$ 1.25	$ 1.01

Cash dividends paid per common share	$ 0.21	$ 0.21	$ 0.18	$ 0.42	$ 0.36
Basic average common shares outstanding	79,840,188	79,703,593	78,846,237	79,772,268	79,290,378
Diluted average common shares outstanding	80,562,607	80,413,178	79,619,883	80,488,305	80,006,866

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)
	Three months ended
(In thousands)	June 30, 2017		March 31, 2017		June 30, 2016

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 11,388,056	4.57%	$ 11,289,364	4.49%	$ 10,441,941	4.46%
Taxable investment securities	1,260,646	1.50%	1,234,071	1.45%	1,293,490	1.64%
FHLB stock	17,250	6.93%	17,250	9.69%	17,250	8.91%
Deposits with banks	302,224	1.03%	486,045	0.90%	358,944	0.49%

Total interest-earning assets	$ 12,968,176	4.19%	$ 13,026,730	4.07%	$ 12,111,625	4.05%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,260,574	0.17%	$ 1,237,398	0.17%	$ 1,013,028	0.17%
Money market deposits	2,304,586	0.66%	2,276,057	0.65%	2,017,867	0.65%
Savings deposits	794,450	0.20%	713,198	0.16%	630,042	0.17%
Time deposits	4,722,920	0.91%	4,857,876	0.92%	4,707,847	0.91%
Total interest-bearing deposits	$ 9,082,530	0.68%	$ 9,084,529	0.69%	$ 8,368,784	0.70%
Securities sold under agreements to repurchase	150,000	2.85%	189,444	3.32%	400,000	3.96%
Other borrowed funds	103,538	1.18%	101,546	1.15%	166,191	0.49%
Long-term debt	119,136	4.85%	119,136	4.85%	119,136	4.86%
Total interest-bearing liabilities	9,455,204	0.78%	9,494,655	0.80%	9,054,111	0.89%

Non-interest-bearing demand deposits	2,440,181		2,471,165		2,106,062

Total deposits and other borrowed funds	$ 11,895,385		$ 11,965,820		$ 11,160,173

Total average assets	$ 13,964,206		$ 13,997,964		$ 13,090,024
Total average equity	$ 1,882,454		$ 1,850,254		$ 1,750,936

	Six months ended,
(In thousands)	June 30, 2017		June 30, 2016

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 11,338,983	4.53%	$ 10,366,256	4.48%
Taxable investment securities	1,247,432	1.48%	1,424,671	1.71%
FHLB stock	17,250	8.30%	17,250	8.50%
Deposits with banks	393,627	0.95%	261,771	0.52%

Total interest-earning assets	$ 12,997,292	4.13%	$ 12,069,948	4.07%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,249,050	0.17%	$ 989,404	0.17%
Money market deposits	2,290,400	0.65%	1,971,638	0.64%
Savings deposits	754,049	0.18%	625,335	0.16%
Time deposits	4,790,025	0.92%	4,804,167	0.90%
Total interest-bearing deposits	$ 9,083,524	0.69%	$ 8,390,544	0.70%
Securities sold under agreements to repurchase	169,613	3.11%	400,000	3.96%
Other borrowed funds	102,547	1.17%	125,488	0.49%
Long-term debt	119,136	4.85%	119,136	4.86%
Total interest-bearing liabilities	9,474,820	0.79%	9,035,168	0.89%

Non-interest-bearing demand deposits	2,455,587		2,069,878

Total deposits and other borrowed funds	$ 11,930,407		$ 11,105,046

Total average assets	$ 13,980,991		$ 13,031,297
Total average equity	$ 1,866,443		$ 1,746,339

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652